     As filed with the Securities and Exchange Commission on August 3, 1999
                                                   Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  -------------

                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              MEDICALCONTROL, INC.
             (Exact name of registrant as specified in its charter)

          Delaware                                    75-2297429
  (State of incorporation)               (I.R.S. employer identification no.)

                        8625 King George Drive, Suite 300
                               Dallas, Texas 75235
                                 (214) 630-6368
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  -------------

                               Stephanie L. McVay
                                 General Counsel
                              MedicalControl, Inc.
                        8625 King George Drive, Suite 300
                               Dallas, Texas 75235
                                 (214) 630-6368
     (Name, address including zip code, and telephone number, including area code, of agents for service)

                                  -------------

                                    Copy to:
                                 Susan Henderson
                            Crouch & Hallett, L.L.P.
                         717 N. Harwood St., Suite 1400
                               Dallas, Texas 75201
                                 (214) 953-0053

                                  -------------

        Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                  -------------

                         CALCULATION OF REGISTRATION FEE

- --------------------------------------------------------------------------------------------------------------
                                                        Proposed              Proposed
                                                        Maximum               Maximum
Title of Each                   Amount                  Offering              Aggregate           Amount of
Class of Securities             Being                   Price                 Offering            Registration
Being Registered                Registered              Per Share(1)          Price               Fee
- --------------------------------------------------------------------------------------------------------------
Common Stock,
$.01 par value                  1,000,000 shares        $ 8.50                $ 8,500,000         $ 2,363.00
- --------------------------------------------------------------------------------------------------------------

         (1) Estimated solely for purposes of calculating the amount of the registration fee pursuant to the provisions of Rule 457(c).

                                  -------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. THE SELLING STOCKHOLDER may not sell these securities until the registration statement is effective. This prospectus is not an offer to sell these securities and we and the Selling Stockholder are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                   Subject to Completion, dated August 3, 1999


PROSPECTUS

1,000,000 SHARES                                            MEDICALCONTROL, INC.
COMMON STOCK                                              8625 King George Drive
                                                                       Suite 300
                                                             Dallas, Texas 75235
                                                                  (214) 630-6368
- --------------------------------------------------------------------------------


                                1,000,000 SHARES

                              MEDICALCONTROL, INC.

                                 ---------------

         A stockholder of MedicalControl, Inc. is offering 1,000,000 shares of the Company's Common Stock. See "Selling Stockholder." The Company will not receive any of the proceeds from the stockholder's sale of its shares.

      YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS SET FORTH IN THIS PROSPECTUS. SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF THIS PROSPECTUS.

                                 ---------------

      Our Common Stock is traded on the Nasdaq SmallCap Market under the symbol "MDCLC." The last reported sale price of our Common Stock on the Nasdaq SmallCap Market on July 29, 1999 was $8.50 per share.

                                 ---------------

- --------------------------------------------------------------------------------
         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
- --------------------------------------------------------------------------------


                   The date of this Prospectus is _______, 1999.

                                TABLE OF CONTENTS

RISK FACTORS.........................................................................................................3

AVAILABLE INFORMATION................................................................................................9

DOCUMENTS INCORPORATED BY REFERENCE..................................................................................9

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS...................................................................10

SELLING STOCKHOLDER.................................................................................................11

PLAN OF DISTRIBUTION................................................................................................12

LEGAL MATTERS.......................................................................................................13

EXPERTS  ...........................................................................................................13

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITY...................................14

                                  RISK FACTORS

         We wish to caution you that the following important factors, among others, could cause the actual results of MedicalControl to differ materially from those indicated by forward-looking statements made in this Prospectus. Such forward-looking statements are generally accompanied by words such as "believes," "anticipates," "estimate," "predict" or "expect" and similar expressions that convey the uncertainty of future events or outcomes. These forward-looking statements involve risks and uncertainties, including but not limited to general business conditions and the impact of competition and other risks detailed below.

RECENT REVENUE DECLINE, OPERATING LOSSES AND LIQUIDITY

         Exclusive of revenues associated with Business Health Companies, Inc. ("BHC"), a Houston, Texas-based preferred provider organization ("PPO") acquired by the Company effective September 1, 1998, the Company experienced a 16% decline in its PPO revenues for the year ended December 31, 1998, as compared to the prior year and 9% in its PPO revenues for the three months ended March 31, 1999, as compared to the prior first quarter. We cannot assure you that revenue will not further decline or that profitable operations can be sustained on a quarterly or annual basis in the future.

         We have incurred operating losses in the first quarter 1999 and fiscal year 1998 of $204,000, and $1.2 million (including $648,000 of certain post acquisition charges recorded in connection with the BHC acquisition). Negative cash flows from operations in the same periods were, respectively, $192,000 and $197,000. We funded the negative cash flows with proceeds from borrowings under credit facilities and proceeds from the exercise of stock options. Although the Company expects to be profitable in the second half of 1999 and have adequate cash resources, we cannot assure you that the Company will report operating income or positive cash flow from operations. If cash needs exceed available resources, there also can be no assurance that additional capital will be available through public or private equity or debt financings. On July 6, 1999, the remaining principal balance of $850,000 of subordinated convertible notes issued in the BHC acquisition was converted into 161,900 shares of the Company's common stock which, among other things, reduces debt service requirements by over $250,000 annually.

         The Company intends to sell certain assets related to its TPA subsidiary during the quarter ending September 30, 1999 for approximately $600,000, payable over 38 months, subject of downward adjustment based on future revenues related to the assets. In connection with the sale, the Company intends to write-off goodwill of approximately $1,560,000 reduced by the amount recorded for the purchase price. This write-off will result in a significant impairment for the second quarter.

INTEGRATION OF ACQUIRED OPERATIONS

         The Company, through MedicalControl Network Solutions, Inc. ("MedicalControl Network Solutions"), a wholly owned subsidiary, completed the acquisition of BHC in September 1998. As a result of this acquisition, BHC became an indirect, wholly owned subsidiary of the Company, and the Company began the integration of the operations and management of BHC into the Company's existing business. We expect to continue the integration of marketing, client services and related support activities of BHC into our operations throughout fiscal 1999. We may not be able to complete this integration successfully. The operating history of BHC on a stand-alone basis cannot necessarily be regarded as indicative of our prospects on a consolidated basis. Accordingly, we cannot assure you that the Company and BHC will achieve the growth in revenues or sustain revenues at a level consistent with the historical results achieved by the Company and BHC on a stand-alone basis.

DEPENDENCE ON KEY CLIENTS

         The Company has contracts with several key clients, which account for a substantial portion of its total revenues. The Company's two largest clients, in the aggregate, accounted for approximately 12%, 13%, 18% and 17%, respectively, of the Company's net revenues for the three months ended March 31, 1999 and the fiscal years ended December 31, 1998, 1997 and 1996. The loss of any one or more of these principal customers could have a material adverse effect on the operating results of the Company. Subject to anticipated fluctuations in the relative contribution of each of these clients, we expect that the combined volume of these clients as a percentage of revenues through 1999 will be comparable with

1998. Although we cannot assure you for certain, we do not expect the net results of the change in volumes of these clients to have a material effect on our results of operations.

COMPETITION

         We compete with national, regional and local organizations who have developed preferred provider organizations ("PPOs") and third party administration businesses ("TPAs") as well as with major insurance carriers. The industry is highly competitive and significant consolidation has occurred within the industry, creating stronger competitors. The current competitive environment may limit our ability to price our products at levels we believe are appropriate. The Company's managed care subsidiaries also face competition from hospitals, healthcare facilities and other healthcare providers who have combined and formed their own networks to contract directly with employer groups and other prospective customers for the delivery of healthcare services. Large employer groups have demanded a variety of healthcare options, such as traditional indemnity insurance, health maintenance organizations ("HMOs"), point-of-service plans and PPOs, offered either through self-funding or third parties. We compete with providers of all of these products, many of which have substantially greater financial resources than we do. We believe that a limited number of companies provide all of the services offered by us within the geographic areas in which we presently operate. The Company's managed care subsidiaries may encounter competition from companies with broader networks, narrower networks (which allow for greater cost control and lower prices), greater market share or more established marketplace name or reputation. These competitive factors could adversely effect the Company's financial results. The Company's TPA subsidiary may encounter competition from larger TPAs with greater resources and regional TPAs with greater market penetration. All subsidiaries of the Company will be subject to significant competition in any new geographic areas they may enter.

         "Indemnity insurance" is the "traditional" insurance plan that pays specific benefits to an insured individual to reimburse them for a portion of the cost of medical care. Reimbursement for medial care in this situation is based on the providers' regular charges to the public and the insureds are not limited with regard to choice of providers. HMOs are managed healthcare plans that require its members, with the exception of certain medical emergency situations, to use the services of specific designated physicians, hospitals or other providers for their healthcare needs. Restriction of access to a limited number of providers allows the HMO to control the utilization of services and resources in the delivery of care. One method used by HMOs to reward providers with cost-effective management of care is through "capitation." "Capitation" is a provider payment method that reimburses each provider a fixed monthly fee per member per month for the total cost of all care for enrolled patients regardless of use. "Point of service" plans offer an individual the choice of seeking services from a participating provider or any other provider of their choice each time services are rendered. Patients who choose a participating provider to provide healthcare services will receive a higher level of reimbursement than patients choosing a non-participating provider. "Preferred provider organizations", including our PPO subsidiary, offer employers and healthcare purchasers access to a broad network of facilities and physicians who have agreed, by contract, to provide services at a fixed rate or at discounted rates from their standard fees.

In such PPO arrangements, the cost of care is borne by the self-insured employer or benefit plan and not the PPO.

         The major competitors of the Company vary depending on the product or services or the market served by the Company on behalf of its particular clients. In general, the Company typically encounters competition from large insurance companies, national and local TPAs, national, regional and local PPOs and Blue Cross plans when the Company solicits new clients for business.

GOVERNMENT REGULATION AND HEALTHCARE REFORM

         PPOs are currently not highly regulated. Since 1993, many competing proposals have been introduced in Congress and various state legislatures have called for general healthcare market reforms to insure access to quality healthcare services. Many reforms are currently being debated by the U. S. Congress. These reforms relate, among other things, to certain "patient rights," network or healthcare quality and the measurement and reporting of certain quality indicators. Many reforms being discussed may cause employers to suspend healthcare coverage for its employees or move the purchasing decision to the employees. These reforms could have a negative impact on our client base, limiting certain practices, introducing new liability exposures and increasing cost as a result of required quality measures or reporting. We cannot predict what additional healthcare reform legislation, if any, will ultimately be implemented or whether other changes in the administration or interpretation of governmental healthcare programs will occur. We cannot predict if proposals calling for broad insurance market reform will be reintroduced in Congress or in any state legislature in the future, or if any such proposals may be enacted. At both the federal and state levels, interest is growing in legislation to regulate how managed care companies interact with providers and health plan members. We cannot predict what effect federal or state healthcare legislation or private sector initiatives will have on our PPO or TPA operations, although we believe we may benefit from some proposals which favor the growth of managed care. We cannot assure you that future healthcare reforms or PPO regulations will not be adopted which would have a material adverse effect on us.

           The Employee Retirement Income Security Act of 1974 ("ERISA"), governing employee benefit plans, permitted employers, among other mandates, to self-insure their health insurance by acting as a quasi-insurer. The application of ERISA is being narrowed by the courts, which limits its protections for our TPA subsidiary. Employers viewed the ability to underwrite their own health claims as a result of ERISA as an opportunity to better control healthcare costs. The United States Department of Labor regulates TPAs and has adopted strict, enforceable guidelines for the operation of TPAs. In addition, TPAs are subject to licensing and regulation on the state level. Typically, the only state requirements are a completed application and proof of a fidelity bond in the amount of $500,000. The Company's wholly owned subsidiary, Diversified Group Administrators, Inc. ("DGA") is licensed as a TPA in the states of Texas, Pennsylvania, Tennessee, California, Illinois, Kentucky, West Virginia and New Mexico and has filed for ERISA exemptions where required.

         We anticipate that federal and state legislatures will continue to review and consider alternative healthcare solutions and payment methods. We are unable to determine to what extent PPOs and TPAs will be subject to any managed care initiatives of the federal and state governments or private sector initiatives, as there is increasing emphasis on market-driven modifications. Also, we are unable to determine the favorable or unfavorable impact, if any, such initiatives would have on our operations.

DEPENDENCE ON HEALTHCARE PROVIDERS

         The Company's PPO profitability and long-range business plans are dependent upon attracting and retaining qualified physicians, hospitals and other healthcare providers under contract and preferred pricing terms which permit the Company to compete with other managed care companies and insurance companies on favorable terms. We believe there is increasing competition from HMOs, PPOs and other healthcare plans for physicians, hospitals and other healthcare providers. We cannot assure you that we will be successful in maintaining existing relationships or attracting necessary healthcare providers.

CANCELLATION RIGHTS ON CONTRACTS

         Although the Company generally enters into written contracts with its clients, the majority of such contracts, including the contracts with the Company's major clients, permit cancellation upon 30 to 90 days' notice. Additionally, the Company's contracts with its clients do not require minimum payments or minimum levels of services. The exercise of these cancellation rights or a significant reduction in the volume of services by the Company's largest clients or by a number of the Company's other clients could have a material adverse effect on the Company. See "Risk Factors - Dependence on Key Clients." Clients representing approximately $3,000,000 of 1996 and 1997 revenues and $700,000 of 1998 revenues have terminated their contracts with the Company during 1997 and 1998. In addition, certain clients in 1998 have converted to a different fee arrangement resulting in a loss of approximately $658,000 of 1998 revenues. We believe that we will be able to replace this revenue through increased penetration of current clients, new PPO and TPA business development and marketing of our repricing and administrative services business and external growth. We cannot assure you that we will maintain our current client relationships or that our clients will not decrease their volume or change their fee structure.

POSSIBLE DELISTING OF COMMON STOCK ON THE NASDAQ STOCK MARKET

         In November 1998, the Company received notification from The Nasdaq National Market that the Company did not have the minimum net tangible assets required for listed companies. As of December 31, 1998, the Company's net tangible assets were $114,000 and The Nasdaq National Market's minimum requirement for listed companies is at least $4 million in net tangible assets. The Company filed a proposal with The Nasdaq National Market which, if successful, would cause the Company to comply with The Nasdaq National Market's listing criteria. The Company's plan was initially rejected by The Nasdaq National Market. The Company met with a panel from The Nasdaq National Market on March 25, 1999, to appeal this decision. On July 20, 1999, the Company sent The Nasdaq Stock Market a letter requesting that its common stock be listed on The Nasdaq SmallCap Market and to update the Company's plan to be in compliance with listing requirements of The Nasdaq SmallCap Market, which has a net tangible asset requirement of $2 million. MedicalControl has been granted a temporary exception from this standard subject to MedicalControl meeting certain conditions. That exception will expire on August 16, 1999. Although we intend to meet the conditions required by The Nasdaq SmallCap Market, we cannot assure that the Company will achieve the financial targets outlined in its plan or be successful in continuing to have its Common Stock traded on The Nasdaq Stock Market. For the duration of the exception, MedicalControl's Nasdaq symbol will be MDCLC.

         If the Company's Common Stock is no longer traded on The Nasdaq Stock Market, the Company intends to apply for listing its Common Stock on The American Stock Exchange or on a regional exchange, such as the Boston Stock Exchange. If the Company's Common Stock is not approved for listing on the American Stock Exchange or a regional exchange, trading, if any, on the Company's Common Stock would be conducted in the over-the-counter market in the "pink sheets" or the electronic bulletin board administered by the National Association of Securities Dealers, Inc. In such an event, the market price of the Company's Common Stock may be adversely impacted. As a result, an investor may find it difficult to dispose of or obtain accurate quotations as to the market value of the Company's Common Stock.

DEPENDENCE ON COMPANY'S SENIOR MANAGEMENT

         The Company's success depends to a significant extent upon J. Ward Hunt, President and Chief Executive Officer, and Robert O. Brooks, Executive Vice President and Chief Operating Officer. Neither Mr. Hunt nor Mr. Brooks is currently subject to an employment agreement and we cannot assure you that either of them will remain our employees in the future. The loss of Mr. Hunt's or Mr. Brooks' services could have a material adverse effect on us. We do not carry key man life insurance on the life of Mr. Hunt or Mr. Brooks. We believe that our future success will also depend on our ability to continue to attract and retain key employees. Competition for qualified personnel in our industry is intense.

MANAGEMENT INFORMATION SYSTEMS; PROPRIETARY TECHNOLOGY

         Our management information systems are critical to our operations because the information from our information systems allow us to negotiate price discounts for provider services, monitor network utilization and perform other client services. In addition, these systems are critical to the timely, efficient processing and/or review of provider claims. We rely on a combination of trade secrets and copyright protections to establish and protect our proprietary rights to these information systems. We cannot assure you, however, that the legal protections and the precautions taken by us will be adequate to prevent misappropriation of our technology. In addition, these protections and precautions will not prevent development by independent third parties of competitive technology or products, and some companies have already developed products which, to some extent, perform functions similar to those performed by our information systems.

RELIANCE ON DATA PROCESSING AND YEAR 2000 COMPLIANCE

         Certain aspects of our business are dependent upon our ability to store, retrieve, process and manage data and to maintain and upgrade our data processing capabilities.

Interruption of data processing capabilities for any extended length of time, loss of stored data, programming errors or other computer problems could have a material adverse effect on our business.

         We recognize the need to ensure that our operations will not be adversely impacted by Year 2000 software failures. Accordingly, we have been evaluating the impact of the Year 2000 on our services offerings as well as our internal systems and hardware. Relative to our services offerings, all current versions of our products are designed to be "Year 2000" compliant other than the operating system used by the TPA. Beginning in 1996, the TPA started converting its clients from an operating system that was not Year 2000 compliant to a current Year 2000 compliant claims processing system operated in the software vendor's data center. Such conversion has taken longer than expected and has cost the Company approximately $850,000 to date in non-recurring expenses and is estimated to cost an additional $150,000 in non-recurring expenses during the remainder of 1999 before such conversion is completed.

         We do not currently believe that the effects of any Year 2000 non-compliance in our installed services offerings will result in any material adverse impact on our future business or financial condition. As to our own internal software systems and hardware, we have identified and are currently reviewing all key applications and systems. We believe there is no significant exposure to us related to the Year 2000 issue.

         We cannot assure you that the Company will not be exposed to potential claims resulting from system problems associated with the century change. In addition, we cannot know for certain that unknown issue will not arise or that any costs will not exceed current expectations. Any difficulties in reviewing claims in a timely manner may adversely affect the Company's ability to attract and retain clients and/or healthcare providers and may also adversely affect the Company's ability to monitor its financial and operational performance. Further, we cannot know for certain that our providers, customers and vendors are Year 2000 compliant and the effect of such non-compliance on the Company.

CONTROL OF THE COMPANY

         Currently, The Answer Partnership, Ltd. owns 2,798,157 shares, or 62%, of the Company's Common Stock. As a result, The Answer Partnership, Ltd. in essence elects the entire Board of Directors of the Company and controls the direction and operations of the Company. J. Ward Hunt, President of the Company, controls The Answer Partnership, Ltd. due to his position as its managing partner.

CONFLICTS OF INTEREST

         The Company is a party to a loan arrangement with Mr. Hunt, the Company's Chairman of the Board, principal shareholder, President and Chief Executive Officer. From time to time, the officers and directors of the Company may be faced with potential conflicts of interest between the Company and Mr. Hunt. The officers and directors of the Company are limited only by their fiduciary duty under Delaware law to conduct themselves in a manner that is fair to the shareholders of the Company, the requirements under Delaware law of disclosure to the Board of Directors of transactions that involve interested director(s) and approval by a majority of the disinterested directors, and disclosure of interested transactions to shareholders (for transactions that require shareholder approval) and approval by a majority of the disinterested shareholders (for transactions that require shareholder approval). Management undertakes to abide by Delaware law and its fiduciary duty of fairness to shareholders if faced with conflicts in this ongoing relationship with Mr. Hunt. We have established no other guidelines or procedures for resolving potential conflicts. Failure by management to resolve conflicts of interest in favor of the Company may have a materially adverse affect on the Company.

POSSIBLE ANTI-TAKEOVER EFFECTS OF CERTAIN CERTIFICATE OF INCORPORATION AND BYLAW PROVISIONS

         The Company's Certificate of Incorporation and Bylaws contain provisions that may discourage acquisition bids for the Company. The Company has substantial authorized but unissued capital stock available for issuance. The Company's Certificate of Incorporation contains provisions which authorize the Board of Directors, without the consent of stockholders, to issue additional shares of Common Stock and issue shares of Preferred Stock in series, including establishment of the rights, powers and preferences, including voting rights, of holders of the Preferred Stock, and grant authority to the Board to amend the Company's Bylaws. Additionally, the Company's Bylaws empower the Board to increase or decrease the number of directors, subject to certain limitations, and specify that directors will generally hold office until the next annual meeting of stockholders. These provisions may have the effect, either alone or in combination with each other, of (i) limiting the price that certain investors might be willing to pay in the future for the Common Stock, (ii) delaying, deferring or otherwise discouraging an acquisition or change in control of the Company deemed undesirable by the Board of Directors or (iii) adversely affecting the voting power of stockholders who own Common Stock.

                              AVAILABLE INFORMATION

         MedicalControl is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission. You may inspect and copy reports, proxy statements and other information concerning the Company at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; 7 World Trade Center, Suite 1300, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may obtain copies of such material from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain certain reports, proxy statements and other information filed by the Company at the SEC's World Wide Web site, located at http://www.sec.gov. In addition, you can inspect such material at the offices of The Nasdaq Stock Market, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

                       DOCUMENTS INCORPORATED BY REFERENCE

         The following documents, which have been filed by the Company with the SEC, are hereby incorporated by reference in this Prospectus:

         (i) The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1998;

         (ii) The Company's Report on Form 10-QSB for the fiscal quarter ended March 31, 1999;

         (iii) The description of the Common Stock that is contained in the Company's Registration Statement on Form 8-A, as amended, under the Exchange Act (File No. 1-11922), including any amendments or reports filed for the purpose of updating such descriptions; and

         (iv) All other reports and subsequent reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act.

         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of the shares hereunder shall be deemed to be incorporated herein by reference and shall be a part hereof from the date of the filing of such documents. Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or replaced for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or replaces such statement. Any such statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part of this Prospectus.

         We will provide you without charge upon your written or oral request, a copy of the documents incorporated by reference herein, other than exhibits to such documents not specifically incorporated by reference. Please direct such requests to MedicalControl, Inc., 8625 King George Drive, Suite 300, Dallas, Texas 75235, Attention: Stephanie McVay (telephone 214-630-6368).

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         The Company desires to take advantage of the "safe harbor" provisions contained in Section 27A of the Private Securities Litigation Reform Act of 1995 and is including this statement in this Prospectus in order to do so. From time to time the Company's management may wish to make forward-looking statements based upon management expectations, to inform more fully existing and potential shareholders regarding various matters, including without limitation, projections regarding future income, completion of networks, future growth, as well as predictions as to the timing and success of specific projects. These forward-looking statements may be made by MedicalControl from time to time in news releases, reports, proxy statements, registration statements and other written communications as well as oral forward-looking statements made from time to time by representatives of MedicalControl. Such forward-looking statements are generally accompanied by words such as "believes," "anticipates," "estimate," "predict" or "expect" and similar expressions that convey the uncertainty of future events or outcomes.

                               SELLING STOCKHOLDER

         The table below sets forth the beneficial ownership of the Company's Common Stock by the selling stockholder (the "Selling Stockholder") at July 1, 1999, and after giving effect to the sale of the shares of Common Stock offered hereby.

         Except as indicated otherwise and rights under community property laws, the person named below has sole voting and investment power with respect to the shares of Common Stock beneficially owned by him.

                                                    Shares Owned             Shares Being          Shares Owned
Name                                             Before the Offering           Offered          After the Offering (2)
- ----                                             -------------------         ------------       ------------------
                                                Number         Percent                         Number          Percent
                                                ------         -------                         ------          -------
J. Ward Hunt and The Answer                  3,303,157           73%            1,000,000      2,303,157          51%
Partnership, Ltd. (1)

- ----------------------------

(1) The business address of Mr. Hunt and The Answer Partnership, Ltd. is 8625 King George Dr., Suite 300, Dallas, Texas 75235. Such shares are held of record and beneficially by The Answer Partnership, Ltd. but may also be deemed to be beneficially owned by Mr. Hunt (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) since, as managing partner of such partnership, Mr. Hunt has the power to direct the voting and disposition of such shares.

(2)      Assumes that all of the shares offered hereby are sold.

         The Answer Partnership, Ltd. (the "Partnership") is a Texas limited partnership that is owned 62.5% by J. Ward Hunt and 37.5% by The Essential Endowment Trust (the "Trust"). Each of them owns a 1% general partnership interest in the Partnership, with the balance of their respective interests being held as limited partnership interests. The Partnership was organized effective as of July 3, 1992, for purposes of acquiring all of the then-issued and outstanding Common Stock. Mr. Hunt, a director and the President and Chief Executive Officer of the Company, is the Managing Partner of the Partnership and controls the day-to-day management of the Partnership. The Trust is a Texas irrevocable trust that was formed effective as of July 2, 1992, for purposes of acquiring an interest in the Partnership for the primary benefit of three children of Mr. Hunt. In the event that Mr. Hunt should withdraw, or cease to serve, as Managing Partner, the successor Managing Partner under the terms of the partnership agreement for the Partnership would be Hilre Lucille Hunt and Thomas R. Corbett, as Co-Trustees of the Trust. The Partnership is authorized to invest generally in any type of property and to hold or develop and to sell, exchange or otherwise dispose of all or any part of the Partnership property and carry on any other business or businesses and exercise any and all powers as may be permitted by law.

         On October 2, 1994, the Company approved a five-year loan to Mr. Hunt of up to $300,000. On March 24, 1998, the Company extended the loan for two additional years. The loan is secured by the pledge of 70,000 shares of the Company's Common Stock by the

Partnership and is guaranteed by the Partnership. The loan accrues interest at the variable rate of prime plus one percent per annum. The principal and any unpaid accrued interest are due in its entirety by November 2000. The outstanding principal and accrued interest on the loan as of July 1, 1999 was approximately $434,229.

     On March 18, 1998, the Partnership entered into a $1,400,000 revolving line of credit transaction with Inwood National Bank (the "Bank"). In May 1999, the revolving line of credit was converted to a term note in the principal amount of $1,350,000 (the "Note"). The Note bears interest at a variable rate equal to one percent over prime. The Partnership is required to pay accrued interest on the principal of the Note on a monthly basis with a final payment of unpaid principal and accrued interest due and payable on August 15, 2000. All interest payments are current, and the outstanding principal balance of the Note as of July 1, 1999 was $1,350,000. The Note is secured by a Pledge Agreement dated March 18, 1998, wherein the Partnership pledged 700,000 registered shares of Common Stock as security for the Bank. The Note is also secured by a Commercial Continuing Guaranty entered into between Mr. Hunt, as guarantor, and the Bank. The Partnership retains the right to vote the Common Stock for so long as no default has occurred under the Note or the Pledge Agreement. The Partnership is currently in compliance with the terms of the Note and the Pledge Agreement. Although the Partnership intends to comply with the terms of the Note, any inability or failure by the Partnership to comply with the terms of the Note and Pledge Agreement may result in the Bank's owning the Common Stock, which it would probably be required by banking laws to sell.

                              PLAN OF DISTRIBUTION

         The Company will receive none of the proceeds from this offering. The Company is registering the shares of the Company's Common Stock offered hereby (the "Shares") on behalf of the Selling Stockholder. As used herein, "Selling Stockholder" include donees and pledgees selling shares received from a named Selling Stockholder after the date of this Prospectus. All costs, expenses and fees in connection with the registration of the Shares will be borne by the Company. Brokerage commissions and similar selling expenses, if any, attributable to the sales of the Shares will be borne by the Selling Stockholder.

         Sales of the Shares may be effected by the Selling Stockholder from time to time in one or more types of transactions (which may include block transactions) on The Nasdaq Stock Market, in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the Shares, through short sales of the Shares or a combination of such methods of sale, at market prices prevailing at the time of sale or negotiated prices. Such transactions may or may not involve brokers or dealers. The Selling Stockholder and any underwriters, dealers or agents that participate in the distribution of Shares may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of Shares by them and any discounts, commissions or concessions received by any such underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

         The Company will pay the costs, expenses and fees incurred in connection with the registration of the Shares, which are estimated to be $13,000 (excluding selling commissions and brokerage fees incurred by the Selling Stockholder).

         The Selling Stockholder may also resell all or a portion of the Shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided it meets the criteria and conform to the requires of such Rule.

         At the time a particular offering of Shares is made, a Prospectus Supplement, if required, will be distributed which will set forth the number of Shares being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Stockholder and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

         To comply with the securities laws of certain jurisdictions, if applicable, the Shares will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the Shares may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and is complied with.

         Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Common Stock of the Company may not simultaneously engage in market-making activities with respect to such Common Stock of the Company during such distribution or for a period of two business days prior to the commencement of such distribution. In addition to and without limiting the foregoing, the Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Regulations M, which provisions may limit the timing of purchases and sales of any of the Common Stock of the Company by the Selling Stockholder.

                                  LEGAL MATTERS

         The validity of the Common Stock offered hereby is being passed upon by Crouch & Hallett, L.L.P., Dallas, Texas.


                                     EXPERTS

         The selected consolidated financial data of the Company and its subsidiaries for the years ended December 31, 1998, 1997 and 1996 have been incorporated by reference herein and in the registration statement in reliance upon the report of Arthur Andersen LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. To the extent that Arthur Andersen LLP audits and reports upon consolidated financial statements of the Company issued at future dates, and consents to the use of their report thereon, such financial statements also will be incorporated by reference herein in reliance upon their reports and said authority.

              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                          FOR SECURITIES ACT LIABILITY

         The Company has agreed to indemnify its directors and officers in their capacity as directors and officers of the Company against any and all liability and reasonable expense that any and all reasonable expense that may be incurred by the directors or officers in connection with or resulting from (a) any threatened, pending or completed action, claim, suit or proceeding, whether civil, criminal, administrative or investigative (each, as "Proceeding"), (b) an appeal in such a Proceeding or (c) any inquiry or investigation that could lead to such a Proceeding, all to the fullest extent permitted by Section 145 of the Delaware General Corporation law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following expenses will be paid by the Company:
Item                                                                  Amount (1)
- ----                                                                  ----------

SEC registration fee                                                  $    2,433
Legal fees and expenses                                                    2,500
Accounting fees                                                            5,000
Miscellaneous                                                              3,067
                                                                          ------

    Total                                                             $   13,000

- --------

(1) All items other than SEC registration fee are estimated.

ITEM 15.     INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the Delaware General Corporation Law ("Delaware GCL") empowers a corporation, subject to certain limitations, to indemnify its directors and officers against expenses (including attorney's fees, judgments, fines and certain settlements) actually and reasonably incurred by them in connection with any suit or proceeding to which they are a party so long as they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to a criminal action or proceeding, so long as they had no reasonable cause to believe their conduct to have been unlawful. The Registrant's By-laws provide that the Registrant shall indemnify its employees and agents as the Board of Directors may determine from time to time, to the fullest extent permitted by Section 145 of the Delaware GCL.

         Section 102 of the Delaware GCL permits a Delaware corporation to include in its certificate of incorporation a provision eliminating or limiting a director's liability to a corporation or its stockholders for monetary damages for breaches of fiduciary duty. The enabling statute provides, however, that liability for breaches of the duty of loyalty, acts or omissions not in good faith or involving intentional misconduct, or knowing violations of the law, and the unlawful purchase or redemption of stock or payment of unlawful dividends or the receipt of improper personal benefits cannot be eliminated or limited in this manner. The Registrant's Certificate of Incorporation includes a provision that eliminates, to the fullest extent permitted, director liability for monetary damages for breaches of fiduciary duty.

         The Company has also agreed to indemnify its directors in their capacity as directors of the Company against any and all liability and reasonable expense that may be incurred by the director or directors in connection with or resulting from (a) any threatened, pending or completed action, claim, suit or proceeding, whether civil, criminal, administrative or investigative (each, a "Proceeding"), (b) an appeal in such a Proceeding or (c) any inquiry or investigation that could lead to such a Proceeding, all to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

ITEM 16.     EXHIBITS

  5.1 Opinion of Crouch & Hallett, L.L.P., as to the legality of the securities being registered. (1)
 23.1      Consent of Arthur Andersen LLP, independent public accountants. (1)
 23.2      Consent of Crouch & Hallett, L.L.P.. (included in opinion filed as
           Exhibit 5.1).

- ------------------------------

(1)      Filed herewith.


ITEM 17. UNDERTAKINGS.

         (a)      Rule 415 Offering

                  The registrant hereby undertakes (1) to file, during any period in which offers or sales are being made of the shares registered hereby, a post-effective amendment to this Registration Statement to include any prospectus required by Section 10(a)(3) of the Securities Act, to reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement and include any additional or changed material information on the plan of distribution; (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         (b)      Indemnification for Liability under the Securities Act of 1934

                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Dallas and State of Texas on the 29th day of July, 1999.

                                       MEDICALCONTROL, INC.


                                       By /s/ JOHN WARD HUNT
                                          --------------------------------------
                                              John Ward Hunt, President and
                                              Chief Executive Officer


                                POWER OF ATTORNEY

         Each of the undersigned hereby appoints John Ward Hunt and Bob Buddendorf and each of them (with full power to act alone), as attorneys and agents for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933 any and all amendments and exhibits to this Registration Statement and any and all applications, instruments and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite or desirable.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on July 29, 1999.


Signature                                    Title
- ---------                                    -----

/s/ JOHN WARD HUNT                           President, Chief Executive Officer,
- ----------------------------------           Chief Financial Officer and
John Ward Hunt                               Chairman of the Board of Directors
                                             (Principal Executive Officer)

/s/ BOB BUDDENDORF                           Senior Vice President and Chief
- ----------------------------------           Financial Officer
Bob Buddendorf                               (Principal Financial Officer and
                                             Accounting Officer)

/s/ WILLIAM L. AMOS, JR.                      Director
- ----------------------------------
William L. Amos, Jr., M.D.



/s/ FRANK M. BURKE, JR.                       Director
- ----------------------------------
Frank M. Burke, Jr.


/s/ D. SAMUEL COATS                           Director
- ----------------------------------
D. Samuel Coats


/s/ DONALD RICHARD HUNTINGTON                 Director
- ----------------------------------
Donald Richard Huntington

                               INDEX TO EXHIBITS




Exhibit
Number                          Description
- ------                          -----------
  5.1      Opinion of Crouch & Hallett, L.L.P., as to the legality of the securities being registered. (1)
 23.1      Consent of Arthur Andersen LLP, independent public accountants. (1)
 23.2      Consent of Crouch & Hallett, L.L.P.. (included in opinion filed as
           Exhibit 5.1).

- ------------------------------

(1)      Filed herewith.